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                           KINNEVIK MEDIA PROPERTIES, LTD.
                                 153 East 53rd Street
                               New York, New York 10022




                                  August __, 1996



Communications & Entertainment Corp.
1875 Park East
Los Angeles, California 90067

Gentlemen:

    The following shall constitute the essential deal terms agreed upon by and between Kinnevik Media Properties, Ltd. ("KMP") and Communications & Entertainment Corp. ("Comment") concerning the acquisition by KMP of various representation and distribution rights to various motion pictures owned or controlled by Comment; the waiver by Comment of various representation rights in favor of KMP and the establishment of a revolving credit facility by KMP in favor of Comment.

    KMP and Comment have agreed as follows:

    1.   Pictures: The pictures subject to this agreement are as follows:

                   MR. FROST
                   SNIPER
                   EARTH GIRLS ARE EASY
                   MONEY
                   PELLE THE CONQUER
                   FIRE, ICE AND DYNAMITE
                   RHAPSODY IN AUGUST
                   ROSENCRANTZ AND GUILDENSTERN
                   1492 CONQUEST OF PARADISE
                   DISTURBED

    2.   Assignment of Rights:

         (a) Comment hereby assigns and transfers to KMP all of Comment's sales representation, agency and distribution rights relating to the Pictures. In the event such assignment is challenged by a third party or KMP determines such assignment might adversely affect its rights hereunder, then, in the alternative, Comment shall be deemed to have engaged KMP to act as its exclusive sub-distributor or sub-agent for the
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         Pictures.  Appropriate Notices of Assignment and sub-distributor or sub-agent agreements shall be delivered to KMP on execution of a more definitive agreement embodying the terms contained herein ("The Definitive Agreement") and executed by the parties. Subject only to the term limitation set forth in paragraph 3 below, KMP's fees and term of rights shall be consistent and co-terminus with Comment's rights to the Pictures.

         (b) To the extent Comment has such rights, the rights assigned, transferred and granted to KMP include the following:

              (i) To distribute, market, sell, license and otherwise exploit and turn to account the Pictures (and to the extent Comment has such rights, the right to sell or license all remake and sequel rights to the Pictures), in all media, whether now known or hereafter developed, including but not limited to, all forms of television (including pay, broadcast, cable, satellite, pay-per-view, and video on demand television), home video (including all so-called new media rights including cassettes, disks, CD-Rom interactive and computer uses), and all ancillary markets and areas (including non-theatrical, ships at sea, airlines, etc.) and theatrical rights in all Territories of the world.

              (ii) To manage and administer all outstanding licenses and agreements currently outstanding for and on behalf of the Pictures.

              (iii) To bill, collect and receive all monies, participations, license fees, royalties, and other payments that are due and owing or that may become due and owing for and on behalf of the Pictures except with respect to accounts to be set forth on SCHEDULE C [FILM BRIDGE].

              (iv) To amend, renegotiate, modify, settle any and all outstanding licenses and agreements for and on behalf of the Pictures, subject to the approval of each Producer/Owner if required in each instance.

              (v) To audit and litigate, in the name of KMP or Comment, as KMP determines necessary in connection with any of the above. Any expenses incurred in connection with such activities will be borne by KMP unless chargeable under the underlying agreements.

              (vi) KMP agrees to use its best efforts in connection with the exercise of the rights assigned


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         hereunder to maximize the commercial value of the Pictures.

    3. Term: The term of KMP's rights shall be the full term of Comment's rights as set forth on EXHIBIT A or 25 years, whichever is less. KMP will make no licenses or commitment without the prior reasonable approval of Comment which will extend beyond the applicable Term for each of the Pictures.

    4. Outstanding Licenses: KMP acknowledges that the Pictures are subject to the outstanding licenses and distribution agreements specifically identified on EXHIBIT B. As and when such outstanding licenses and agreements expire or terminate, all such rights shall be subject to this agreement and KMP's rights hereunder. Excepting only the accounts receivable specifically identified on Schedule C, KMP shall have the right to receive all monies, license fees, royalties, participations, and any and all other revenue sources in connection with or related to such outstanding licenses and distribution agreements. KMP shall be obligated, during the Term, to service all such licenses and agreements set forth in EXHIBIT B (as well as any new licenses entered into after the Closing Date) and to fulfill all of Comment's performance obligations to third parties undertaken by KMP in writing in the Definitive Agreements, but except as specifically provided for herein, KMP shall not be responsible for any existing indebtedness of Comment. Any costs incurred by KMP shall be recoupable distribution expenses to the extent so provided in each respective agreement. KMP agrees not to enter into any licenses that will conflict with any licenses previously entered into by Comment, unless KMP has settled such licenses in accordance with Paragraph 6 below.

    5. Territory: KMP's rights shall be consistent with the Comment territorial rights with respect to each Picture.

    6. Outstanding Third Party Shares: KMP acknowledges that various monies are due and payable by Comment to various producers/owners of the Pictures. A detailed listing of balances owed to producers/owners is set forth on Exhibit D. With respect to such outstanding balances, KMP and Comment have agreed as follows:

         (a) KMP and Comment will work together in an effort to settle, renegotiate and otherwise satisfy such obligations;

         (b) KMP shall endeavor, without any obligation to do so, at is own expense and using its own financial resources, to (i) resolve/satisfy such obligations and (ii)extend or enhance KMP's rights to such Pictures.

         (c)  In the event KMP is able to resolve/satisfy such


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         obligations and secure an extension/enhancement of its rights then, except with respect to unrecouped Pictures, KMP may enter into agreements directly with such producers/owners for such extension/enhancement of rights at no cost or charge of any kind or nature to Comment.

         (d) Subject to paragraph (e) and (f) below, Comment may not, without the prior written approval of KMP, resolve, satisfy or settle any third party claim which would have the effect of terminating, impairing, limiting or otherwise restricting or diminishing any KMP rights to the Pictures.

         (e) In the event KMP and/or Comment are unable to amicably settle, resolve or satisfy such obligations to producers/owners and such producers/owners threaten litigation, termination of rights or commence litigation, Comment shall so notify KMP in writing, and KMP shall be given the right in the first instance to either:(i) endeavor to amicably resolve such matter, or (ii) undertake the defense of any such claim at its own expense.

         (f) Should KMP elect to not resolve or defend any such third party claim, then in such event the responsibility for the resolution and/or defense of such matter shall be the sole responsibility of Comment.
         In such instance Comment shall have the right to withdraw such Picture from this agreement and return it to the owners or licensor thereof without reduction in the Purchase Price.

         (g)  Appropriate notice provisions shall apply to the foregoing.

         (h) The parties acknowledge that KMP is relying on the accuracy of the producer obligations set forth at Exhibit D. In the event such obligations are greater than indicated on Exhibit D, then Comment shall be solely and exclusively responsible for any underestimate of more than 10% of such sums on a per Picture basis.

    7. Unrecouped Positions: Comment has advised KMP that two Pictures, ROSENCRANTZ AND GUILDENSTERN ARE DEAD and SNIPER remain in unrecouped positions with respect to payments owed to producers/owners. The amounts of the unrecouped positions as of the date hereof (the "Unrecouped Balance") are set forth on Exhibit D. In connection with any licenses of the foregoing two Pictures from and after the Closing Date, after retention by KMP of its applicable fees and expenses, Comment shall be paid any


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receipts to the extent of the Unrecouped Balance, provided however that if applicable (and before Comment receives any portion of the Unrecouped Balance) KMP and Comment shall be entitled to retain the balance of receipts generated on such unrecouped Pictures on a pari passu basis, to the extent of their respective payments made to Producers/Owners and costs incurred by either party (attorney's fees; litigation), from and after the Closing Date, in connection with the matters identified in paragraph 6. After deduction of all the foregoing amounts in each instance, the balance of any receipts shall be paid to the appropriate Producer/Owner.

    8. Exhibit "E" Titles - Representation Rights: Comment hereby agrees to waive in favor of KMP various representation/distribution rights it may have in connection with the titles identified on EXHIBIT E attached hereto. Comment shall execute the waiver of rights attached hereto as EXHIBIT F.

    9. Litigation: Comment hereby represents and warrants that, except as otherwise provided at EXHIBIT G, there is no threatened or pending litigation with respect to any of the Pictures. Comment further represents and warrants that, except as provided in EXHIBIT G, no claims or demands have been made by the producers/owners of the Pictures, or any other party on their behalf, whereby such parties are seeking termination of Comment's rights in the Pictures or to otherwise rescind such rights or seek the return of such rights.

    10. Good Standing: Each party represents and warrants to the other that it is a corporation in good standing and that there is no litigation, pending or threatened, that would impair their ability to continue as a going concern except as set forth on Exhibit "G". Comment further represents and warrants that, except as set forth on Exhibit "G", there have been no claims made by creditors that if pursued to successful conclusion would force Comment to seek the protection of the Bankruptcy Courts or otherwise force Comment into involuntary bankruptcy.

    11. Purchase Price: In consideration for the rights herein granted to KMP, KMP agrees to pay to Comment the sum of $1,075,000 payable as follows:

         (a)  $500,000 on Closing.

         (b)  $275,000 six months after Closing;

         (c)  $300,000 eighteen months after Closing.

         Any late payments herein shall be subject to interest at the rate of 20% per annum from the due date thereof.

    12.  Assumption of Obligations:  The parties agree that KMP


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is not assuming any obligations or indebtedness of Comment or relating to the
Pictures arising out of or relating to any transactions which occurred before the Closing, except as specifically undertaken in this Agreement. KMP agrees to observe each and every restriction in connection with the distribution or exhibition of the Pictures undertaken by Comment and of which KMP has or should have knowledge (including but not limited to credit requirements and promotional restrictions).

    13. Statements and Payments: At KMP's election, KMP either shall issue to Comment quarter annual statements within 45 days after the expiration of each calendar quarter year reflecting sales, costs and collections made on the Pictures together with payments then due or KMP shall furnish Comment with all statements to be rendered by Comment to Producers/Owners. At KMP's election, KMP shall either issue checks as called for by such statements in the names of the Producers/Owners and deliver them timely to Comment for further delivery to the Producers/Owners or KMP may deliver such checks directly to the Producers/Owners. Comment shall have standard audit and inspection rights of the relevant books and records of KMP, its subsidiaries, affiliates and within control of KMP as they relate to the Pictures.

    14. Revolving Credit: KMP agrees to establish a $500,000 revolving credit facility in favor of Comment. This credit facility may be drawn upon on presentment by Comment to KMP of bona fide collateral in accordance with normal banking transactions. For purposes of determining the validity of the collateral and other relevant terms concerning such borrowings, including terms for discounting, present value calculations and such like terms, unless otherwise agreed by the parties, the terms of KMP's revolving credit facility with Atlantic Bank of New York shall govern. The initial term of such revolving credit facility shall be for a period of eighteen months, subject to renewal by the parties.

    15. Warrants: Comment shall grant to KMP warrants to purchase up to 100,000 shares of Comment common stock. The warrants shall be exercisable at the "bid" price of Comment common stock on August 5, 1996. Appropriate provisions for anti-dilution shall be contained in the warrant agreement. Comment shall arrange for "piggyback" registration rights for such warrants, on a "most favored nations" basis with all other present or future warrant holders, provided that such "most favored nations" provisions respecting such piggyback rights shall not apply to the registration of warrants and shares to be issued thereunder in the registration presently contemplated by Comment in connection with a private placement. The pro-rata cost of any piggyback rights shall be KMP's unless otherwise waived by this or any other agreements.


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    16. Closing.

         (a) The Closing of this transaction shall take place at 10:00 A.M. on September 30, 1996 at the offices of KMP, or such other time and place as agreed to by the parties. Time shall be of the essence with respect to the Closing Date, provided Comment shall have fulfilled its closing conditions.

         (b) KMP's obligation to close this transaction (and any other obligations to Comment) shall be subject to: (x) KMP confirming through its due diligence investigation that the rights being acquired by KMP hereunder (including, but not limited to the rights controlled by Comment and the outstanding licenses relating thereto) are not materially less than the rights described in the documents previously furnished to KMP; and (y) KMP having been given access to substantially all the due diligence materials, including Schedules and Exhibits hereto, reasonably required to evaluate the rights being acquired herein, in a timely manner. In the event KMP believes it has not been given access to necessary due diligence materials, it shall give the Partnerships written notice specifying such omissions, no later than September 20, 1996.

         (c)  Documents Required for Closing:

The parties acknowledge that the following documents shall be required to be executed, prepared, identified and/or assembled on or before closing:

              (i)     Mutual execution and delivery of the Definitive
                      Agreements.

             (ii) Assignment of Distribution rights for each of the Pictures.

            (iii) Security Interest (UCC-1) documents for each of the Pictures.

             (iv) Notices of Assignment of all outstanding distribution and license agreements and the right to receive all revenues, license fees, royalties and participations therefrom.

              (v) Laboratory Access Letters to all masters and foreign language versions.

             (vi)     Copies of each agreement pursuant to which


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                      Comment obtained its rights or ownership.

            (vii) Schedule of all outstanding license and distribution agreements.

           (viii) Schedule of physical materials to be delivered or to which access will be granted identifying the location, including substantially all music cue sheets.

             (ix) The Schedules and Exhibits referred to herein are being prepared by Comment and will be attached to the Definitive Agreements. Drafts of all such Schedules and Exhibits will be delivered to KMP on or before September 20, 1996.

         The following shall be made available to KMP by Comment as soon as possible after the closing of if they are available:

              (x)     Any available copyright certificates.

             (xi) If available, copies of all financial statements issued by third parties for and on behalf of the Pictures.

            (xii) Copies of the most recent statements issued to the producers/owners and summary of current accounting status.

           (xiii) Insurance Certificates. If such certificates are not available, Comment shall cooperate with KMP should KMP wish to obtain its own E & O insurance.

            (xiv) Master tapes, advertising and promotional materials, scripts and such like items.

    17. The following events shall enable Comment to terminate KMP's rights upon 14 days written notice:

         (a) The filing in Bankruptcy of KMP (voluntary or involuntary), insolvency, or an arrangement for the benefit of creditors.

         (b) Any breach of KMP's of its obligations in paragraph 11 which is not remedied within 30 days written notice.

         Upon such termination all rights shall revert to Comment and KMP shall have no further claim to the Pictures, the proceeds or any other benefits therefrom or the refund of any



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sums previously paid to or advanced on behalf of Comment.

    18. No preliminary injunctive relief or rights of termination (except as provided in Paragraph 17 above) may be sought by any party with respect to a dispute which is remediable by money damages.

    19. The parties shall execute any further documents reasonably requested by any other party.

    20. This agreement and the Definitive Agreement shall be construed in accordance with the Laws of the State of New York applicable to agreements fully executed and solely to be performed therein. Jurisdiction over any disputes hereunder shall be in the Courts of the County and State of New York. This agreement may not be assigned by KMP without the prior approval of Comment, such approval not to be unreasonably withheld, except that KMP may assign this agreement without any restriction to a company under common control with KMP or which acquires substantially all of its assets; provided no such assignment shall relieve KMP of its obligations hereunder.

         Kindly sign below indicating your agreement to the terms and conditions set forth in this letter. This letter shall constitute a binding interim agreement until a formal Definitive Agreement is prepared and executed. Such Definitive Agreement shall contain provisions for representations, warranties, indemnities, choice of law and such like provisions. Such Definitive Agreement shall not in any event be inconsistent with any of the terms hereof. It should be understood, however, that KMP's obligation to enter into a Definitive Agreement is subject to KMP's satisfactory completion of its due diligence review; confirmation that the availabilities and rights to the Pictures are consistent with the information disclosed and the contents of the Exhibits described above. The parties agree to have such Definitive Agreement prepared as promptly as possible following the execution hereof.

                                  Yours truly,

                                  KINNEVIK MEDIA PROPERTIES, LTD.


                                   -------------------------------
                                  Joseph E. Kovacs, President


AGREED TO AND ACCEPTED:

COMMUNICATIONS & ENTERTAINMENT CORP.


-------------------------------------
Title:


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                                      EXHIBIT E


    PICTURES                      PARTNERSHIPS
     --------                      ------------

    AMITYVILLE II                 Amityville Associates

    AMITYVILLE 3-D                Starling Associates

    CONAN THE BARBARIAN           December Associates

    DEAD ZONE                     Starling Associates

    DUNE                          Dune Associates

    HALLOWEEN II                  Halloween Associates

    HALLOWEEN III                 October Associates

    RAGTIME                       December Associates

    SHARK BOY OF BORA BORA        Pacific West Associates or commonly owned by
                                  all Partnerships (to be advised)

    TRICK OR TREAT                Commonly owned by all Partnerships


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